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                                                                   EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of (a) our report dated January 26, 1996, except for Note 3, as to which the date is February 5, 1996, and Note 9, as to which the date is September 10, 1996, with respect to the financial statements at December 31, 1995 and 1994 and for each of the years ended December 31, 1995 and 1994 and the period October 26, 1993 (inception) through December 31, 1993 and schedule of Security Capital Atlantic Incorporated ("ATLANTIC"), (b) our reports dated March 5, 1996 with respect to the Combined Historical Summaries of Gross Income and Direct Operating Expenses of the Group A and Group B Properties of ATLANTIC, (c) our report dated April 26, 1996 with respect to the Combined Historical Summary of Gross Income and Direct Operating Expenses of the Group C Properties of ATLANTIC and (d) our report dated August 13, 1996 with respect to the Combined Historical Summary of Gross Income and Direct Operating Expenses of the Group D Properties of ATLANTIC, all of which are included in the Amendment No. 3 to the Registration Statement (Form S-11 No. 333-07071) and the related Prospectus of ATLANTIC for the registration of its common stock.

                                          Ernst & Young LLP

West Palm Beach, Florida

October 10, 1996